[Letterhead of Morgan, Lewis & Bockius LLP]



September 12, 1997


Retirement System Fund Inc.
317 Madison Avenue
New York, New York 10017-5397

                  Re: Rule 24f-2 Notice for Retirement System Fund Inc. (Registration No. 33-37963)

Gentlemen:

Retirement System Fund Inc. (the "Fund") is a corporation organized under the laws of the State of Maryland with its principal place of business in New York, New York. The Fund is an open-end diversified management investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940 (the "1940 Act"). This opinion relates to shares of common stock, par value $.001 per share, issued by the Fund in reliance upon Rule 24f2 for the fiscal year ended July 16, 1997, the date on which the Fund transferred all of its then-outstanding shares to The Enterprise Group of Funds in a reorganization transaction (the "Transaction"), the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Fund in connection with the authorization of two (2) billion shares of common stock, par value $.001 per share, which have been offered under a prospectus included as part of the Fund's Registration Statement on Form N-1A, as amended to the date of the Transaction, which has been filed with the Commission under the Securities Act of 1933 and the 1940 Act (collectively, the "Registration Statement").

We are of the opinion that such shares of common stock, when sold and issued in return for the payment described in the Fund's Registration Statement were legally issued, fully paid and non-assessable by the Fund.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

cc:  Stephen P. Pollak, Esquire